                                                                    EXHIBIT 99.1

                       [Letterhead of K Capital Partners]


                                 August 10, 2001



BY FACSIMILE AND
CERTIFIED MAIL RETURN RECEIPT REQUESTED

Mr. Peter Pitsiokos
Vice President, Secretary & General Counsel
Gyrodyne Company of America, Inc.
102 Flowerfield Street
St. James, NY  11780

         Re:      DEMAND FOR SHAREHOLDER LIST

Dear Mr. Pitsiokos,

         Please be advised that K Capital Offshore Master Fund (U.S. Dollar), L.P. ("K Capital") is the holder of record of 2,000 shares of common stock of Gyrodyne Company of America, Inc. (the "Company"). In its capacity as a shareholder of the Company, K Capital hereby demands under oath, pursuant to
Section 624 of the New York Business Corporation Laws, the right to inspect, during business hours by WEDNESDAY, AUGUST 15, 2001, the stock ledger and list of shareholders of the Company and to make copies or extracts therefrom. As part of this demand, K Capital requests the right to inspect and copy the following:

         1. A complete record or list of the Company's shareholders, certified by its transfer agent, which sets forth the name and address of each shareholder and the number of shares of Common Stock registered in the name of each shareholder, as of the most recent practicable date and, as soon as the same is available (but in no event later than one business day thereafter), as of the close of business on the record date (the "Record Date") for the Company's 2001 Annual Meeting of Shareholders (the "Annual Meeting").

         2. All lists, tapes and other data in or which come into the possession or control of the Company, or which can reasonably be obtained pursuant to Rules 14b-1 and 14b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which set forth the name and address of, and the number of shares owned by, each beneficial owner of Common Stock who has not objected to having his or her name disclosed (the "non-objecting beneficial owners" or "NOBO" list).

Mr. Peter Pitsiokos
Gyrodyne Company of America, Inc.
August 10, 2001
Page 2



         3. A magnetic computer tape list of the Company's shareholders, which sets forth the name and address of each shareholder and the number of shares of Common Stock registered in the name of each shareholder, together with any computer processing information that may be relevant to the use of such computer tape, and a printout of such magnetic computer tape for verification purposes, as of the most recent practicable date and, as soon as the same is available (but in no event later than one business day thereafter), as of the close of business on the Record Date.

         4. On a daily basis, all transfer sheets through the date of the Annual Meeting showing any changes in the list of the Company's shareholders subsequent to the date of the shareholder list as of the most recent practicable date, referred to in paragraph 1 above.

         5. All information in or which comes into the Company's possession or control, or which can reasonably be obtained from nominees of any central certificate depository system, concerning the number and identity of the actual beneficial owners of Common Stock obtained pursuant to the requirements of Rule 14b-2 promulgated under the Exchange Act.

         K Capital hereby certifies that it is requesting the foregoing materials for purposes reasonably related to its interest as a shareholder of the Company. These purposes include permitting the undersigned to communicate with other shareholders of the Company on matters relating to their interest as shareholders of the Company, including without limitation the solicitation of proxies to elect a slate of directors at the Annual Meeting, one or more shareholder proposals, as well as the undersigned's possible desire to enter into a business combination transaction pursuant to which it would acquire control of the Company. The requested materials will not be used by the undersigned for any other purpose, and the undersigned will only disclose the materials to its employees and agents, including the persons authorized below, in connection with the conduct of the communication or solicitation. K Capital further certifies, pursuant to Section 624 of the New York Business Corporation Laws, that (1) this inspection is not desired for a purpose which is in the interest of a business or object other than the business of the Company; and (2) K Capital has not, within five (5) years sold or offered for sale any list of shareholders of any corporation of any type or kind, or aided or abetted any person in procuring any such record of shareholders for any such purpose.

         We also note that the Company has apparently failed to file as exhibits to its periodic reports any of its material contracts, compensation plans or governing documents, as required by Securities and Exchange Commission regulations. As a result, our ability to understand the Company's operations and structure has been hindered. We request that copies of all such documents be sent to us by Wednesday, August 15, 2001.

Mr. Peter Pitsiokos
Gyrodyne Company of America, Inc.
August 10, 2001
Page 3


         The undersigned hereby designates Thomas Germinario and Richard Grubaugh, D.F. King & Company, Inc., 77 Water Street, 20th Floor, New York, NY 10005, and each of their respective partners, employees and other persons designated by any of them, acting together, singly or in any combination, to conduct the requested examination and copying of materials.

                              K Capital Offshore Master Fund (U.S. Dollar), L.P.


                              By: /s/ Abner Kurtin
                                 -------------------------------
                                 Name: Abner Kurtin
                                 Title:   Managing Partner